EXHIBIT 10.27

Dated the 9th day of November 2007

O2DIESEL ASIA LIMITED
as Licensor

and

O2DIESEL CORPORATION

as Licensee

LICENCE AGREEMENT

WATSON, FARLEY & WILLIAMS

Singapore

 [*] = CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.  OMITTED TEXT IS INDICATED BY A “*”.

INDEX

Clause		Page

1	INTERPRETATION	1

2	GRANT	4

3	SUB-LICENSING	4

4	FORMAL LICENCES	5

5	LICENSEE’S OBLIGATIONS	5

6	PROVISION OF LICENSED KNOW-HOW	5

7	IMPROVEMENTS	6

8	CONFIDENTIALITY	6

9	PROTECTION OF LICENSED PATENTS & THIRD PARTY CLAIMS	7

10	INDEMNITY	8

11	ROYALTIES	8

12	RESTRICTIONS ON THE PARTIES	9

13	LIABILITY UNDER THIS AGREEMENT	9

14	DURATION AND TERMINATION	9

15	GENERAL	11

i

THIS LICENCE is made the 9th day of November 2007

BETWEEN

(1)                                  O2DIESEL ASIA LIMITED, a company registered in the Republic of Ireland with Company No. 444569 and whose registered office is at 3 Burlington Road, Dublin 4, Republic of Ireland (the “Licensor”); and

(2)                                  O2DIESEL CORPORATION, a company registered in the State of Delaware and trading on the American Stock Exchange and having its registered office at 100 Commerce Drive, Newark, DE 19713 USA (the “Licensee”)

(each a “Party” and together the “Parties”).

WHEREAS:

(A)                              The Licensor is the exclusive licensee of the rights to Licensed Patents and Licensed Know-How under the Head Licence.  The Licensor has agreed to grant and the Licensee has agreed to take an exclusive licence under the Licensed Patents and the Licensed Know-How in the Territory on the terms set out in this Licence.

IT IS AGREED as follows:

1.                                      INTERPRETATION

1.1                               In this Licence except where the context otherwise requires the following terms shall have the following meanings:

“Associated Company”

means, in relation to a company, its parent undertaking or its subsidiary undertaking, or a subsidiary undertaking of its parent undertaking or any other person controlled by or under the same control either directly or indirectly (as defined in sections 258 and 259 of the Companies Act 1985);

“Annual Net Profit”

means the Licensee’s total and received profit from sales of the Licensed Products in the Territory in any calendar year calculated by deducting from the total gross sales of the Licensed Products in the Territory in that calendar year (i) the manufacturing costs incurred by or paid to third parties, not being the Licensee’s Associated Companies, by the Licensee, (ii) the Royalties paid or to be paid to the Licensor in respect of the sale by the Licensee of the Licensed Products in the Territory in the relevant calendar year and (iii) cost of transportation, handling charges, taxes and any other costs and charges reasonably incurred by the Licensee in connection with, and required to facilitate, the supply and/or sale of the Licensed Products in the Territory;

“Confidential Information”

means all information disclosed by one Party to the other in material form (including without limitation in a written document) provided that each such item of information would appear to a reasonable person to be confidential;

“Control”	means the direct or indirect beneficial ownership of 25% or more of the combined voting power of shares;

“Current Treat Rate”	means the ratio of * parts per million of Licensed Product required to stabilize one blended unit of ethanol diesel fuel;

“Head Licence”	means the licence agreement between the Head Licensor and the Licensor dated 9 November 2007;

“Head Licensor”	means O2 Diesel Europe Limited;

“Improvement”	means any improvement, enhancement or modification to the Licensed Products or their method of manufacture;

“Licensed Know-How”

means any methods, techniques, processes, discoveries or inventions (whether patentable or not), specifications, formulae, data and any other substantial and identifiable know-how which relates to the Licensed Products;

“Licensed Patents”

means

1.       the patents and patent applications listed in Schedule 1 to which the Licensor is the sole registered proprietor;

2.       all granted patents and patent applications in the Territory which are equivalent to and/or claim priority from the applications listed at Schedule 1 from time to time and granted patents issuing from such applications together with all re-issues and extensions of such granted patents; and

3.       all patent applications and/or granted patents in the Territory for inventions developed by the Licensor or its Associated Companies which relate to the mixing of diesel fuel and ethanol;

“Licensed Products”

means the O2 Diesel Additive and the O2 Diesel Product and any other product manufactured using, or embodying, (i) the Licensed Patents and/or (ii) Licensed Know-How and/or (iii) any Improvement developed by the Head Licensor;

“Net Sales Price”

means the actual invoiced price in an arm’s length transaction, less transport, freight and value added (or like) tax to the extent identified on the invoice provided that where the Licensed Products are:

(a)           used by the Licensee; or

(b)           old or otherwise supplied to any Associated Company of the Licensee (being a subsidiary or holding company of the Licensee, or any subsidiary of such holding company from time to time, where such terms have the meanings given in section 736 of the Companies Act 1985, as amended by the Companies Act 1989); or

(c)           incorporated in another product and sold or otherwise supplied at a price which is included in the price of the other product,

the Net Sales Price of each such Licensed Product shall be deemed to be the Net Sales Price which would have been applied under this agreement, had such Licensed Product been transferred to an independent arm’s length customer;

“O2 Diesel Additive”	means the O2 Diesel proprietary compound that allows the mixing of diesel fuel and ethanol;

“O2 Diesel Product”	means oxygenated diesel fuel comprising base diesel fuel, the O2 Diesel Additive, ethanol and acetane improver;

“Person(s)”	includes any person, firm or company or group of persons or unincorporated body;

“Profit Royalties”

means *% of the Licensee’s Annual Net Profit payable in the event that the volume of Sales of the Licensed Products by the Licensee in the Territory in any calendar year exceeds * litres or the applicable volume as adjusted to take into account any downward adjustment from the Current Treat Rate;

“Royalties”	means the Sales Royalties and the Profit Royalties;

“Sales Royalties”	means *% of the Net Sales Price of Licensed Products made, sold or used in the Territory by Licensee;

“Sales”

means sales made by the Licensee of the Licensed Products in the Territory as a result of orders received by the Licensee in the relevant calendar year and in respect of which the Licensee has received payment;

“Supply Agreement”	means the Supply and Distribution Agreement between Energenics Pte Limited and the Licensee dated 15 September 2006; and

“Territory”

means India, Singapore, Thailand, Malaysia, Hong Kong, Australia, New Zealand, and South Africa, including all other countries in Asia in which the Licensor may choose to file further patent applications and any further territories agreed between the parties from time to time in writing.

1.2                               The singular includes the plural and vice versa.

1.3                               Headings in this Licence are included for the purpose of ease of reference only and shall not have any effect on its construction.

2.                                      GRANT

2.1                               The Licensor hereby grants to the Licensee an exclusive licence under the Licensed Patents and the Licensed Know-How to manufacture, have manufactured and to sell or supply or otherwise deal in the Licensed Products in the Territory.

3.                                      SUB-LICENSING

3.1                               The Licensee is authorized to sub-licence the manufacture of the Licensed Products to third parties but only on terms and conditions which have been approved by the Licensor.  The Licensee may without the approval of the Licensor grant sub-licences of its rights under this Licence to Associated Companies of the Licensor, but such sub-licenses must include (a) relevant general provisions which are as similar to this Licence as possible, (b) no provisions which run contrary to this Licence and (c) termination provisions mutatis mutandi as provided for in clause 14 of this Licence and such sub-licences shall terminate in respect of any sub-licensee upon such sub-licensee ceasing to be an Associated Company of the Licensor.  The Licensee shall promptly inform the Licensor of any sub-licence granted to an Associated Company of the Licensor.

3.2                               The Licensee shall be responsible for any breach of the licence by its sub-licensee as if the breach had been that of the Licensee under this Licence and the Licensee shall indemnify the Licensor against any loss, damages, costs, claims or expenses which are awarded against or suffered by the Licensor as a result of any such breach by the sub-licensee.

3.3                               In the event of any change to the identity or Control of the sub-licensee or the terms of the sub-licence,

(a)                                  the Licensee must inform the Licensor of such change; and

(b)                                 the Licensor will have the right to review and veto the continuation of the sub-licence.

3.4                               No further right to sub-licence is granted by the Licensor to the Licensee save as expressly set out in this clause 3.

4.                                      FORMAL LICENCES

4.1                               The Parties shall execute such formal documents as the Licensor’s advisers consider may be necessary or appropriate for registration of this licence and any sub-licences granted under it with Patent Offices and other relevant authorities in particular territories covered by this Licence.

4.2                               Prior to the execution of the formal sub-licence (if any) referred to in clause 4.1 the parties shall so far as possible have the same rights and obligations towards one another as if such documents had been executed.  In the event of any conflict in meaning between any such sub-licence and the provisions of this Licence the provisions of this Licence shall prevail wherever possible.

5.                                      LICENSEE’S OBLIGATIONS

5.1                               The Licensee shall:

(a)                                  ensure that all of the Licensed Products marketed by it are of satisfactory quality and comply with all applicable laws and regulations in those parts of the Territory in which they are sold by the Licensee or its sub-licensee;

(b)                                 mark or cause to be marked in a legible manner on some conspicuous part of the packaging of the Licensed Products words indicating, as applicable, either that patents have been applied for or patents have been granted in respect of the Licensed Product and giving the relevant patent application number(s) or patent number(s) and that the Licensed Products are manufactured and supplied by the Licensee under licence;

(c)                                  on request from the Licensor at its own expense send samples of the Licensed Products to the Licensor;

(d)                                 permit and shall use its best endeavours to obtain permission for the Licensor or its duly authorised representatives at all reasonable times to enter any place where the manufacture of the Licensed Products is carried on for the purpose of inspection of methods of manufacture of the Licensed Products.

5.2                               The Licensee shall at all times indemnify and keep indemnified the Licensor against all or any costs, claims, damages, or expenses incurred by the Licensor or for which the Licensor may become liable with respect to any product liability claim relating to Licensed Products.

5.3                               The Licensee shall maintain adequate product liability insurance and shall ensure that the Licensor’s interest is noted on the policy, which policy the Licensee shall supply to the Licensor on request without unreasonable delay.

6.                                      PROVISION OF LICENSED KNOW-HOW

6.1                               The Licensor shall in addition make available to the Licensee such know-how as the Licensor is at liberty to disclose and in the opinion of Licensor is reasonably necessary for such purpose.

6.2                               Such know-how furnished by the Licensor under clause 6.1 shall be used by the Licensee only for the purpose of the manufacture of the Licensed Products in the Territory and shall be subject to the provisions of clause 8.

7.                                      IMPROVEMENTS

7.1                               If either Party shall at any time devise, discover or acquire rights in any Improvement it shall to the extent that it is not prohibited by law or by any undertaking given to any other person (other than to an associated company) or by considerations relating to the securing of a patent promptly notify the other in writing giving details of it and provide to the other such information or explanations as the other may reasonably require to be able effectively to utilise the same and the Party devising, discovering or acquiring rights in any such Improvement shall grant to the other Party a non-exclusive royalty-free licence throughout the Territory (irrevocable in the case of a licence to the Licensor and for the term of this Licence in the case of a licence to the Licensee) under such application and any patent granted pursuant to it to the other.

7.2                               Such information as is provided by the Licensor to the Licensee under clause 7.1 shall be subject to the provisions of clause 8.

8.                                      CONFIDENTIALITY

8.1                               Each Party will take all proper steps to keep confidential all Confidential Information of the other which is disclosed to or obtained by it pursuant to or as a result of this Licence, and will not divulge the same to any third party provided that each Party is permitted to allow access to such Confidential Information by members of its own staff directly or indirectly concerned with the manufacture, use or sale of the Licensed Products.  Upon termination of this Agreement, each Party will return to the other any equipment and written data (without retaining copies thereof) provided for the purposes of this Licence.

8.2                               The obligations of confidentiality under this clause 8 shall not apply to any information or material which the recipient Party can prove:

(a)                                  was already known to it prior to its receipt thereof from the disclosing Party;

(b)                                 was subsequently disclosed to it lawfully by a third party who did not obtain the same (whether directly or indirectly) from the disclosing Party; or

(c)                                  was in the public domain at the time of receipt by the recipient Party or has subsequently entered into the public domain other than by reason of the breach of the provisions of this clause or of any obligation of confidence owed by the recipient Party or by any of its sub-licensees to the disclosing Party.

8.3                               The Licensee agrees that it will upon the request of the Licensor but at its own expense take such steps as the Licensor may require to enforce any confidentiality undertaking given by a director or employee or adviser of the Licensee including in particular but without limitation the initiation and prosecution of any legal proceedings and the enforcement of any judgment obtained.  All such steps to be taken by the Licensee shall be taken as expeditiously as possible and the Licensee agrees that in respect of its obligation to enforce confidentiality undertakings time shall be of the essence in complying with the requirements of the Licensor.

8.4                               The provisions of this clause 8 shall remain in force notwithstanding earlier termination of this Licence.

9.                                      PROTECTION OF LICENSED PATENTS & THIRD PARTY CLAIMS

9.1                               In the event that:

(a)                                  any Licensed Patent is attacked or being a patent application is opposed; or

(b)                                 any application for a patent is made by or any patent is granted to a third party by reason of which the third party may be granted or may have been granted rights which conflict with any of the rights granted to the Licensee under any Licensed Patent; or

(c)                                  any unlicensed activities are carried on by any third party which could constitute an infringement of any Licensed Patent; or

(d)                                 any application is made for a compulsory licence under any Licensed Patent; or

(e)                                  legal action is commenced or threatened against any Party under the Licensed Patents or in relation to the manufacture, use or sale of any Licensed Product, the Party becoming aware of such matter shall forthwith notify the other of any such matters and the parties, including the Head Licensor, shall decide on a course of action.

the Party becoming aware of such matter shall forthwith notify the other of any such matters and the parties, including the Head Licensor, shall decide on a course of action.

9.2                               If, within 14 days, the parties are unable to agree under clause 9.1, the Licensor shall have the option to take such action, at its own cost, as it considers necessary.

9.3                               Where the Licensor elects to take such action,

(a)                                  the Licensee shall furnish the Licensor with all necessary assistance, including procuring the co-operation and assistance of its sub-licensee; and

(b)                                 the Licensor shall have in its sole discretion the right to settle with such third party.  The Licensee has the right to be consulted in this regard.

9.4                               Where the Licensor elects not to take any action,

(a)                                  the Licensee may, subject to the agreement of the Head Licensor and at its own expense, do so in its place; and

(b)                                 the Licensor shall provide the Licensee with all reasonable assistance and the Licensee shall have in its sole discretion the right to settle with such third party.  The Licensor has the right to be consulted in this regard.

9.5                               Nothing in this Licence shall constitute any representation that:

(a)                                  any Licensed Patent (if a patent application) shall proceed to grant or if granted shall be valid or

(b)                                 the Licensed Products do not fall within the scope of any intellectual property rights (including patents) other than the Licensed Patents.

10.                               INDEMNITY

10.1                        Without prejudice to the provision of clauses 5 or 9, the Licensee shall indemnify the Licensor against any loss, damages, costs or expenses which are awarded against or incurred by the Licensor as a result of any claim or threatened claim relating to or under the Licensed Patent or otherwise in connection with the manufacture use or sale of or any other dealing in any of the Licensed Products by the Licensee or any of its sub-licensees.

10.2                        For the purpose of this clause 10 ‘claims’ shall mean all demands, claims and liability whether criminal or civil in contract, tort or otherwise for losses, damages, legal costs and other expenses of any nature whatsoever and all costs and expenses (including without limitation legal costs) incurred in connection therewith.

11.                               ROYALTIES

11.1                        In consideration of the rights granted under clause 2 the Licensee shall pay to the Licensor the Royalties.

11.2                        Royalties payable under clause 11.1 of this agreement:

(a)                                  are exclusive of any value added (or like) tax which may be payable on them and shall be paid gross without deduction of any withholding or other income taxes.  If Royalties are subject to withholding or other income taxes, the Licensee shall ensure that such sum is paid to the Licensor as shall, after deduction of such withholding or other income tax, be equivalent to the royalties otherwise payable under the agreement; and

(b)                                 shall be paid by the Licensee to the Licensor in US Dollars on or before 14th April of the year following the calendar year in respect of which the payment falls due.

11.3                        In the event of any delay in paying any sum/amount due under clause 11.1 of this Licence by the due date, the Licensee shall pay to the Licensor interest (calculated on a daily basis) on the overdue payment from the date such payment was due to the date of actual payment at a rate of 3% over the base lending rate of Ulster Bank from time to time.

11.4                        At the same time as payment of Royalties falls due, the Licensee shall submit or cause to be submitted to the Licensor a statement in writing recording the calculation of such Royalties payable including:

(a)                                  A detailed breakdown and calculation of the Annual Net Profit;

(b)                                 A detailed breakdown and calculation of the Net Sales Price;

(c)                                  Details of the volume of Licensed Products that have been supplied;

(d)                                 the amount of Royalties due and payable; and

(e)                                  all supporting documents including invoices and payment vouchers.

11.5                        The Licensee shall keep proper records and books of account showing the quality, description and price of Licensed Products supplied or put into use.  Such records and books shall be kept separate from any records and books not relating solely to the Licensed Products and be open at all times to inspection and audit by the Licensor (or its duly authorised agent or representative), who shall be entitled to take copies of or extracts from the same.  If such inspection or audit should reveal a discrepancy in the Royalties paid, the Licensee shall immediately make up the shortfall and reimburse the Licensor in respect of any professional charges incurred for such audit or inspection.

11.6                        The provisions of this clause 11 shall remain in effect notwithstanding termination or expiry of this Licence until the settlement of all subsisting claims by the Licensor.

12.                               RESTRICTIONS ON THE PARTIES

12.1                        Neither the Licensee nor any of its sub-licencees shall for the duration of this Licence and for the period of 12 months immediately after the termination or expiry of this Licence, carry on or be employed, engaged or interested in any business in the Territory which would be in direct or indirect competition with any part of the business of the Licensor or any of its Associated Companies from time to time.

12.2                        Neither the Licensee nor any of its sub-licencees shall, for the duration of this Licence and for the period of 12 months immediately after the termination or expiry of this Licence, deal with or seek the custom of any person that is a client or customer of the Licensor or any of its Associated Companies.

12.3                        The undertakings in this clause are given by each Party to the other and apply to actions carried out by each Party (or any of its Associated Companies) in any capacity and whether directly or indirectly, on the Party’s {or Associated Company’s) own behalf, on behalf of any other person or jointly with any other person.

12.4                        Each of the covenants in this clause is considered fair and reasonable by the parties.  If any such restriction shall be found to be unenforceable but would be valid if any part of it were deleted or the period or area of application reduced, the restriction shall apply with such modifications as may be necessary to make it valid and effective.

13.                               LIABILITY UNDER THIS AGREEMENT

13.1                        Notwithstanding any other provision of this Licence no Party shall be liable to any other Party to this Licence in contract, tort, negligence, breach of statutory duty or otherwise for any loss, damage, costs or expenses of any nature whatsoever incurred or suffered by that other Party or its affiliates of an indirect or consequential nature including without limitation any economic loss or other loss of turnover profits business or goodwill.

14.                               DURATION AND TERMINATION

14.1                        This Licence shall come into force on the date on which it is signed by both parties and shall unless determined in accordance with clause 14.2 remain in force until the expiry of the last to expire of the Licensed Patents or, if being patent applications, until there is no further possibility of any of patent applications proceeding to grant.

14.2                        The Licensor shall have the right to terminate this License forthwith by notice in writing to the Licensee;

(a)                                  In the event that:

(i)                                     the Licensee fails to perform or observe any of the obligations on its part to be performed or observed under this Licence provided that in a case where the Licensor reasonably considers the breach to be remediable such notice from Licensor shall also require the Licensee to remedy such breach and if the Licensee so remedies within 60 days of such notice being served such notice to terminate this Licence shall be deemed to be void and of no effect; or

(ii)                                  an interim order is applied for or made, or a petition for a bankruptcy order is presented or a bankruptcy order is made against the Licensee or a receiver or trustee in bankruptcy is appointed of the Licensee’s estate or an administration order is made, or a receiver or administrative receiver is appointed of any of the Licensee’s assets or undertaking or a winding-up resolution or petition is passed or presented (otherwise than for the purposes of reconstruction or amalgamation) or any circumstances arise which entitle the Court or a creditor to appoint a receiver, administrative receiver or administrator or to present a winding-up petition or make a winding-up order or other similar or equivalent action is taken against or by the Licensee by reason of its insolvency or in consequence of debt.  The Licensor shall have no right to terminate pursuant to this clause 14 if any of the above insolvency situations are remedied within 90 days;

(iii)                               the Head License is terminated or expires;

(iv)                              the Supply Agreement is terminated or expires; or

(v)                                 there is a change of Control of the Licensee.

14.3                        In case of termination of this Licence howsoever rising, and subject to any express provisions set out elsewhere in this Licence or otherwise agreed by the parties in writing:

(a)                                  All rights and licences shall cease;

(b)                                 The Licensee and its sub-licensee shall cease all and any exploitation of the Licensed Patents save that they may continue to deal in any unsold or unused stocks of Licensed Products for a period of 6 months following the date of termination, subject to the Licensee and its sub-licensees paying Royalties as provided by this Agreement.

14.4                        The termination of this Licence howsoever arising shall be without prejudice to the provisions of this clause 14 and to any rights of either Party which may have accrued by or up to the date of such termination.

15.                               GENERAL

15.1                        Without prejudice to the Licensee’s rights under clause 3, save with the prior written agreement of the Licensor which agreement is in its sole discretion, the Licensee shall not assign, novate, transfer, charge, encumber or otherwise deal with the whole or any part of this Licence or its obligations under it.

15.2                        In the event that any clause or any part of any clause in this Licence is declared invalid or unenforceable by the judgment or decree by consent or otherwise of a court of competent jurisdiction from whose decision no appeal is or can be taken all other clauses or parts of clauses contained in this Licence shall remain in full force and effect and shall not be affected by such finding for the term of this Licence.

15.3                        No relaxation, forbearance delay or indulgence by either Party in enforcing any of the terms and conditions of this Licence or the granting of time by either Party to the other shall prejudice affect or restrict the rights and powers of the said Party nor shall any waiver by either Party of any breach of this Licence operate as a waiver of or in relation to any subsequent or any continuing breach of it.

15.4                        This Licence may only be amended by a document in writing signed by a duly authorised officer of each Party.

15.5                        The parties shall execute all further documents as may be necessary or desirable to give full effect to the terms of this Licence and to protect the rights of the parties under it.

15.6                        This Licence constitutes the entire agreement and understanding of the parties relating to its subject matter.  Each of the parties acknowledges and agrees that in entering into this Licence it does not rely on, and shall have no remedy in respect of, any statement, representation, warranty or understanding (whether negligently or innocently made) of any person (whether Party to this Licence or not) other than as expressly set out in this Licence as a warranty or representation.  The only remedy available to it for breach of such warranties or representations shall be for breach of contract under the terms of this Licence.  Nothing in this clause shall, however, operate to limit or exclude any liability for fraud.

15.7                        No term of this Licence shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a Party, but this does not affect any right or remedy of a third party which exists or is available apart from under that Act.

15.8                        Notices or other communications given pursuant to this Licence by any Party to this Licence to any other Party to this Licence shall be in writing and shall be sufficiently given (a) if delivered by hand or sent by post to the address set forth herein of the Party to which the notice or communication is being given or to such other address as such Party shall communicate to the Party giving the notice or communication; or (b) if sent by facsimile or other electronic means of visible reproduction to the correct facsimile or electronic mail number of the Party to which it is being sent.  Any notice, or communication, given or sent by post hereunder, shall be sent by registered post.  Any Party serving a notice or making a communication by facsimile or other means of visible electronic reproduction shall promptly confirm such notice or communication by telephoning the Party to whom it is addressed but the absence of such confirmation shall not affect the validity of any such notice or communication.  Every notice or communication given in accordance with this Section shall be deemed to have been received as follows:

Means of Dispatch	Deemed Received

Delivery by hand or courier	The day of delivery;

Facsimile or other means of delivery	At the visible electronic reproduction provided that no delivery error message was subsequently received by the Party making the notice,

provided that if, in accordance with the above provisions, any such notice or other communication would otherwise be deemed to have been given or made outside working hours (being 9.00 a.m. to 5.00 p.m. on a Business Day) such notice or other communication shall be deemed to be given or made at the start of working hours on the next Business Day. The relevant addressee, address and facsimile number of each Party for the purposes of this Agreement, subject to notification of change under this Clause are:-

NAME OF PARTY	ADDRESS/FAX NUMBER

O2Diesel Corporation	Mr Alan Rae O2Diesel Corp. 100 Commerce Drive Suite 301, Newark, DE 19713 Fax: +1 (3O2) 266-7076

O2Diesel Asia Limited	Mr Alan Rae O2Diesel Corp. 100 Commerce Drive Suite 301, Newark, DE 19713 Fax: +1 (3O2) 266-7076

And

Mr Ronen Hazarika Energenics Holdings Pte Limited 7 Temasek Boulevard #04-01A Suntec Tower One Singapore 038987 Fax: +65 6415 1656

A Party shall notify the other of a change in its name, relevant address, address, telephone number or facsimile number for the purposes of this Clause. Such notification shall only be effective on the date specified in the notification as the date on which the change is to take place; or if no date is specified or the date specified is less than five clear Business Days after the date on which notice is given, the date falling five clear Business Days after notice of any such change has been given.

15.9                        This License shall be governed by and interpreted in accordance with the laws of England and the parties hereby submit to the non-exclusive jurisdiction of the English courts.

15.10                 This Licence may be executed in any number of counterparts each of which when executed and delivered shall be an original and all the counterparts together shall constitute one and the same instrument.

EXECUTION PAGE

AS WITNESS the hands of the duly authorised representatives of the parties the day and year first above written.

SIGNED BY	/s/ Ronen Hazarika

Name: RONEN HAZARIKA

Title: Director

For and on behalf of O2DIESEL ASIA

SIGNED BY	/s/ Alan Rae

Name: ALAN RAE

Title: CEO

For and on behalf of O2DIESEL CORPORATION

SCHEDULE 1

THE LICENSED PATENTS

Invention	Country	Application No	Grant No

Fatty acid alkoxylate/alkananolamide fuel additives (Invention 2)	Australia	20O2308016	Pending. Acceptance advertised 27 Sept 2007.

Alkanolamide-free selected fuel additives (Invention 3)	Australia	20O2223789	20O2223789. Granted 14 June 2007.

Alkoxylate and Alcohol free fuel additives (Invention 4)	Australia	20O2223787	20O223787 Granted 16 Nov 2006.

Emission reduction using additised E-diesel with diesel oxidation catalysts (Invention 5)	Australia	2005212304	Pending

Fuel Additive alkoxylates & alkanolamides with higher alcohols). (Invention 6)	Australia	P118550AU	Pending

Fuel composition priority patent (AAE07) (Invention 1)	Hong Kong	00103597.1	HK 1O24259 Granted 12 Nov 2004.

Alkanolamide-free selected fuel additives (Invention 3)	Hong Kong	04101060.9	Pending

Alkoxylate and Alcohol free fuel additives (Invention 4)	Hong Kong	04101059.2	HK1059797 Granted 4 May 2007.

Emission reduction using additised E-diesel with diesel oxidation catalysts (Invention 5)	Hong Kong	07100559.6	Pending

Invention	Country	Application No	Grant No

Fuel Additive alkoxylates & alkanolamides with higher alcohols. (Invention 6)	Hong Kong	P118550HK	Pending

Emission reduction using additised E-diesel with diesel oxidation catalysts (Invention 5)	India	4448/DELNP/2006	Pending

Fuel additive alkoxylates & alkanolamides with higher alcohols. (Invention 6)	India	1657/DEL/2007	Pending

Fuel additive alkanolamides & alkoxylates with higher alcohols.	Indonesia	P118550 ID	Pending

Fuel Additive alkoxylates & alkanolamides with higher alcohols. (Invention 6)	Malaysia	P118550 MY	Pending

Fuel Additive alkoxylates & alkanolamides with higher alcohols (Invention 6)	New Zealand	P 118550 NZ	Pending

Fuel Additive alkoxylates & alkanolamides with higher alcohols. (Invention 6)	Singapore	P118550 SG	Pending

Fuel Additive alkoxylates & alkanolamides with higher alcohols. (Invention 6)	South Africa	P118550 ZA	Pending

Fuel Additive alkoxylates & alkanolamides with higher alcohols. (Invention 6)	Thailand	P118550TH	Pending

Alkoxylated fatty acid/ester additive in fuel compositions. (Invention 7)	Thailand	0638413	Pending